LIFEVANTAGE CORPORATION
2010 LONG-TERM INCENTIVE PLAN

AMENDED AND RESTATED STOCK UNIT AGREEMENT

The Company hereby awards Stock Units to the Participant named below. The terms and conditions of the Award are set forth in this cover sheet, in the attached Amended and Restated Stock Unit Agreement and in the LifeVantage Corporation 2010 Long-Term Incentive Plan as it may be amended from time to time (the “Plan”). This cover sheet is incorporated into and a part of the attached Amended and Restated Stock Unit Agreement (together, the “Restated Agreement”).

Date of Award:     January 4, 2016
Date of this Restated Agreement:    March 28, 2016
Name of Participant:
Number of Target Stock Units: [__________]
Maximum Number of Stock Units that can become Vested Performance Units is 200% of the Target Stock Units (rounded down to nearest whole number)

Fair Market Value of a Share on Date of Stock Unit Grant: $________.___
In agreeing to the amendment and restatement of this Award reflected in this Restated Agreement, you acknowledge and agree that the present value of the award as amended and restated is materially greater than the present value of the original award, including as a result of the lengthening of the Performance Period, the addition of certain vesting acceleration rights set forth in the definition of Qualifying Termination and Section 3 of the Restated Agreement, and your right to earn certain additional compensation approved contemporaneously with your entering into this Restated Agreement. You acknowledge receipt of additional valuable consideration, including continuing employment with the Company, in connection with entering into this Restated Agreement and further acknowledge that this Restated Agreement restates and supersedes in its entirety the original Stock Unit Agreement between you and the Company related to this Award (such agreement, the “Prior Agreement”).  By your signature below, you agree to accept and consent to the amended vesting conditions set forth in this Restated Agreement, and waive any rights you might otherwise assert under the Prior Agreement.

By signing this cover sheet, you agree to all of the terms and conditions described in the Restated Agreement and in the Plan and the Plan’s prospectus. You are also acknowledging receipt of this Restated Agreement and a copy of the Plan and the Plan’s prospectus, a copy of which is also enclosed.

Participant:
(Signature

Company:
(Signature

Title:

Attachment

LIFEVANTAGE CORPORATION
2010 LONG-TERM INCENTIVE PLAN
AMENDED AND RESTATED STOCK UNIT AGREEMENT

1.	The Plan, Other Agreements and Definitions
The text of the Plan is incorporated in this Restated Agreement by reference. You and the Company agree to execute such further instruments and to take such further action as may reasonably be necessary to carry out the intent of this Restated Agreement. Unless otherwise defined in this Restated Agreement, certain capitalized terms used in this Restated Agreement are defined in the Plan.
This Restated Agreement and the Plan constitute the entire understanding between you and the Company regarding this Award of Stock Units. Any prior agreements, commitments or negotiations are superseded.
For purposes of this Restated Agreement, the following terms have the below defined meanings:
“Absolute Value Goal” means, for the Performance Period, a comparison of the Company TSR for the Performance Period to the numbers specified in the left column of the below matrix with the portion of the Target Stock Units that are subject to achievement of the Absolute Value Goal for the Performance Period becoming Vested Performance Units (rounded down to the nearest whole number) in accordance with the right column of the below matrix (with straight line interpolation for any Company TSR falling between the below measurements):

		Company TSR For Performance Period	Percentage of Target Stock Units that become Vested Performance Units
		1.50 or above	200%
		1.25	150%
		1.00	100%
		0.95	50%
		0.90 or less	0%

“Begin Company Price” means the volume weighted average closing price per Share for the last twenty (20) market trading days immediately prior to the commencement of the Performance Period.
“Begin ETF Price” means the volume weighted average closing price per ETF share for the last twenty (20) market trading days immediately prior to the commencement of the Performance Period.
“Company TSR” means the quotient of the End Company Price divided by the Begin Company Price.
“End Company Price” means the volume weighted average closing price per Share for the last twenty (20) market trading days in the Performance Period. The End Company Price shall also be adjusted to reflect the reinvestment of any dividends issued by the Company during the Performance Period (which are assumed to be reinvested as of the applicable ex-dividend date), as well as other adjustments contemplated by Section 11(a) of the Plan.
“End ETF Price” means the volume weighted average closing price per ETF share for the last twenty (20) market trading days in the Performance Period. The End ETF Price shall also be adjusted to reflect the reinvestment of any dividends issued by the ETF during the Performance Period (which are assumed to be reinvested as of the applicable ex-dividend date).
“ETF” means the Vanguard Russell 2000 exchange traded fund (or such successor fund or such replacement exchange traded fund as selected by the Committee in the event that the Vanguard Russell 2000 exchange traded fund is no longer publicly traded).
“ETF TSR” means the quotient of the End ETF Price divided by the Begin ETF Price.
“Performance Period” means the time period commencing on January 1, 2016 and extending through December 31, 2018 provided however that the Performance Period shall end earlier upon the date of any Change in Control occurring prior to December 31, 2018.
“Qualifying Termination” means that Participant’s Service was terminated after December 31, 2016 due to one of the following events: (i) Participant’s death, (ii) Participant’s Disability or (iii) Participant’s experiencing a Separation due to termination by the Company of Participant’s employment without Cause.
“Relative TSR Multiple” means the quotient of the Company TSR divided by the ETF TSR.

“Relative Value Goal” means a comparison of the Relative TSR Multiple for the Performance Period to the values specified in the left column of the below matrix with the portion of the Target Stock Units that are subject to achievement of the Relative Value Goal for the Performance Period becoming Vested Performance Units (rounded down to the nearest whole number) in accordance with the right column of the below matrix (with straight line interpolation for any Relative TSR Multiple falling between the below measurements):

Relative TSR Multiples For Performance Period	Percentage of Target Stock Units that become Vested Performance Units
1.250 or above	200%
1.125	150%
1.00	100%
0.875	50%
0.750 or less	0%

“Separation” means your Service terminates in a manner that constitutes a “separation from service” as defined under Code Section 409A.
“Vested Performance Unit” means, with respect to a Stock Unit subject to this Restated Agreement, that such Stock Unit has become both Service-Based Vested and Performance-Based Vested as described below.

2.	Award of Stock Units
The number of Target Stock Units awarded by the Company to Participant is shown on the cover sheet of this Restated Agreement. The Award is subject to the terms and conditions of this Restated Agreement and the Plan.

2.	Vesting
As of the Date of this Restated Agreement, none of the Stock Units subject to this Restated Agreement are vested and it is substantially uncertain as of such date whether the Award would vest under the terms of either the Prior Agreement or this Restated Agreement. Only Vested Performance Units are eligible to be exchanged for Shares. For any Stock Unit to become a Vested Performance Unit, two separate vesting requirements (i.e., Service-Based vesting and Performance-Based vesting) must each be satisfied as specified below.
Service-Based Vested Requirement:  Subject to the next sentence, the Service-Based Vested requirements will be satisfied upon the end of the Performance Period only if Participant has continuously remained in Service from the Date of Award through the end of the Performance Period. If there is a Qualifying Termination after December 31, 2016 and before the end of the Performance Period, then the following number of Stock Units (rounded to the nearest whole number) shall become Service-Based Vested at the end of the Performance Period (and those Stock Units that do not become Service-Based Vested shall be forfeited without consideration): (i) the quotient of the number of days elapsed during the period beginning January 1, 2016 and ending on the date of the Qualifying Termination (determined as of the Termination Date) divided by 1,096, which is the total number of days in the 2016, 2017 and 2018 calendar years (provided that if the Performance Period ends before December 31, 2018 then only the total number of days that occurred from January 1, 2016 through the end of the Performance Period shall be used in the denominator), multiplied by (ii) the number of Target Stock Units. No unvested Stock Units can become Service-Based Vested after Participant’s Service has terminated for any reason and any Stock Units that are not Service-Based Vested shall be forfeited without consideration on the Participant’s Termination Date.

Performance-Based Vested Requirement:  The Performance-Based Vested requirements are described in this section. There are two separate Performance Goals for the Performance Period. Fifty percent of the Target Stock Units shall be subject to the Absolute Value Goal for the Performance Period. The other fifty percent of the Target Stock Units shall be subject to the Relative Value Goal for the Performance Period. As soon as practicable but in any event within thirty (30) days after the end of the Performance Period, the Committee will determine the degree of satisfaction for the Performance Period’s respective Performance Goals and will determine what number of the Stock Units subject to that Performance Period’s Performance Goals will no longer be eligible to become Performance-Based Vested and which are therefore forfeited without consideration upon such Committee determination. Notwithstanding the foregoing, the Committee will make all such performance vesting determinations no later than immediately before the occurrence of any Change in Control, with the Performance Period being deemed to end on the effective date of the Change in Control. The number of remaining Stock Units (if any) that have not been forfeited after the Committee’s final determinations under this section shall then become Performance-Based Vested.
In the event that your Service ceases prior to Stock Units becoming Vested Performance Units, you will upon your Termination Date forfeit to the Company without consideration all of the then-unvested Stock Units subject to this Award; provided however that, if you experience a Qualifying Termination, then upon your Termination Date you will forfeit to the Company without consideration only those then-unvested Stock Units that cannot become Vested Performance Units at the end of the Performance Period.
See Appendix A to this Restated Agreement for examples of
how the vesting formula applies to the Target Stock Units to determine the number of Stock Units earned based on achievement levels.

4.	Settlement
To the extent a Stock Unit becomes a Vested Performance Unit and subject to your satisfaction of any tax withholding obligations as discussed below, each Vested Performance Unit will entitle you to receive one Share which will be distributed to you within thirty days after the vesting date (or upon any earlier Change in Control) in exchange for such Vested Performance Unit. Issuance of such Shares shall be in complete satisfaction of such Vested Performance Units. Such settled Stock Units shall be immediately cancelled and no longer outstanding and you shall have no further rights or entitlements related to those settled Stock Units.

5.	Leaves of Absence
For purposes of this Award, your Service does not terminate when you go on a bona fide leave of absence that was approved by the Company in writing, if the terms of the leave provide for Service crediting, or when Service crediting is required by applicable law. Your Service terminates in any event when the approved leave ends unless you immediately return to active work.
The Company determines which leaves count for this purpose (along with determining the effect of a leave of absence on vesting of the Award), and when your Service terminates for all purposes under the Plan.

6.	Restrictions on Issuance	The Company will not issue any Shares if the issuance of such Shares at that time would violate any law or regulation.
7.	Withholding Taxes
You will be solely responsible for payment of any and all applicable taxes, including without limitation any penalties or interest based upon such tax obligations, associated with this Award.
The delivery to you of any Shares underlying Vested Performance Units will not be permitted unless and until you have satisfied any withholding or other taxes that may be due as prescribed in the following sentences. Any such tax withholding obligations shall be settled by the Company withholding and retaining a portion of the Shares from the Shares that would otherwise be deliverable to you under the Vested Performance Units as provided in the next two sentences. Such withheld Shares will be applied to pay the withholding obligation by using the aggregate fair market value of the withheld Shares measured as of the date of vesting of the underlying Stock Units. You will be delivered the net amount of vested Shares after the Share withholding has been effected and you will not receive the withheld Shares. The Company will not deliver any fractional number of Shares and to the extent needed, you will need to timely provide the Company with cash or the Company will in its discretion withhold or offset from your other compensation to cover any tax withholding not satisfied by the foregoing share withholding process.

8.	Code Section 409A
This Award is intended to be exempt from Code Section 409A and will be interpreted to the maximum extent possible in a manner consistent with that intention. If the Award is determined not to be exempt, then it is intended to comply with Code Section 409A and will be interpreted to the maximum extent possible in a manner consistent with that intention. Section 4(i) of the Plan will apply to this Award to the extent needed.

9.	Restrictions on Resale
By signing this Restated Agreement, you agree not to sell, transfer, dispose of, pledge, hypothecate, make any short sale of, or otherwise effect a similar transaction of any Shares acquired under this Award at a time when applicable laws, regulations or Company or underwriter trading policies prohibit the sale or disposition of Shares.
If the sale of Shares acquired under this Award is not registered under the Securities Act, but an exemption is available which requires an investment representation or other representation and warranty, you shall represent and agree that the Shares being acquired are being acquired for investment, and not with a view to the sale or distribution thereof, and shall make such other representations and warranties as are deemed necessary or appropriate by the Company and its counsel.
You may also be required, as a condition of this Award, to enter into any Company shareholder agreement or other agreements that are applicable to shareholders.

10.	Transfer of Award
You cannot gift, transfer, assign, alienate, pledge, hypothecate, attach, sell, or encumber this Award. If you attempt to do any of these things, this Award will immediately become invalid. You may, however, dispose of this Award in your will or it may be transferred by the laws of descent and distribution. Regardless of any marital property settlement agreement, the Company is not obligated to recognize your spouse’s interest in your Award in any other way.

11.	Retention Rights
Your Award or this Restated Agreement does not give you the right to be retained by the Company (or any Parent or any Subsidiaries or Affiliates) in any capacity. The Company (or any Parent and any Subsidiaries or Affiliates) reserves the right to terminate your Service at any time and for any reason.
This Award and the Shares subject to the Award are not intended to constitute or replace any pension rights or compensation and are not to be considered compensation of a continuing or recurring nature, or part of your normal or expected compensation, and in no way represent any portion of your salary, compensation or other remuneration for any purpose, including but not limited to, calculating any severance, resignation, termination, redundancy, dismissal, end of service payments, bonuses, long-service awards, pension or retirement benefits or similar payments.

12.	Shareholder Rights
As a holder of Stock Units, you shall have no rights other than those of a general creditor of the Company. Subject to the terms of this Restated Agreement, a holder of outstanding Stock Units has none of the rights and privileges of a shareholder of the Company, including no right to vote or to receive dividends (if any). Subject to the terms and conditions of this Restated Agreement, Stock Units create no fiduciary duty of the Company to you and only represent an unfunded and unsecured contractual obligation of the Company. The Stock Units shall not be treated as property or as a trust fund of any kind.
You, or your estate, shall have no rights as a shareholder of the Company with regard to the Award until you have been issued the applicable Shares by the Company and have satisfied all other conditions specified in Section 4(g) of the Plan. No adjustment shall be made for cash or stock dividends or other rights for which the record date is prior to the date when such applicable Shares are issued, except as provided in the Plan.

13.	Adjustments
In the event of a stock split, a stock dividend or a similar change in the Company stock, the number of outstanding Stock Units covered by this Award may be adjusted (and rounded down to the nearest whole number) pursuant to the Plan. Your Stock Units shall be subject to the terms of the agreement of merger, liquidation or reorganization in the event the Company is subject to such corporate activity.

14.	Legends
All certificates representing the Shares issued under this Award (if any) may, where applicable, have endorsed thereon the following legends and any other legends the Company determines appropriate:
“THE SHARES REPRESENTED BY THIS CERTIFICATE ARE SUBJECT TO CERTAIN RESTRICTIONS ON TRANSFER AND OPTIONS TO PURCHASE SUCH SHARES SET FORTH IN AN AGREEMENT BETWEEN THE COMPANY AND THE REGISTERED HOLDER, OR HIS OR HER PREDECESSOR IN INTEREST. A COPY OF SUCH AGREEMENT IS ON FILE AT THE PRINCIPAL OFFICE OF THE COMPANY AND WILL BE FURNISHED UPON WRITTEN REQUEST TO THE SECRETARY OF THE COMPANY BY THE HOLDER OF RECORD OF THE SHARES REPRESENTED BY THIS CERTIFICATE.”

“THE SHARES REPRESENTED HEREBY HAVE NOT BEEN REGISTERED UNDER THE SECURITIES ACT OF 1933, AS AMENDED, AND MAY NOT BE SOLD, PLEDGED, OR OTHERWISE TRANSFERRED WITHOUT AN EFFECTIVE REGISTRATION THEREOF UNDER SUCH ACT OR AN OPINION OF COUNSEL, SATISFACTORY TO THE COMPANY AND ITS COUNSEL, THAT SUCH REGISTRATION IS NOT REQUIRED.”

15.	Clawback Policy
The Company may (i) cause the cancellation of this Award, (ii) require reimbursement of this Award and (iii) effect any other right of recoupment of equity or other compensation provided under the Plan or otherwise in accordance with the Company's Clawback Policy and/or applicable law. In addition, you may be required to repay to the Company certain previously paid compensation, whether provided under the Plan or this Restated Agreement or otherwise, in accordance with the Clawback Policy. By accepting this Award, you are also agreeing to be bound by the Company’s Clawback Policy which may be amended from time to time by the Company in its discretion (including without limitation to comply with applicable laws or stock exchange requirements) and are further agreeing that this Award may be unilaterally amended by the Company to the extent needed to comply with the Clawback Policy.

16.	Applicable Law
This Restated Agreement will be interpreted and enforced under the laws of the State of Utah without reference to the conflicts of law provisions thereof and any action relating to this Restated

Agreement must be brought in state or federal courts located in Salt Lake County, Utah.

17.	Binding Effect; No Third Party Beneficiaries
This Restated Agreement shall be binding upon and inure to the benefit of the Company and you and any respective heirs, representatives, successors and permitted assigns. This Restated Agreement shall not confer any rights or remedies upon any person other than the Company and you and any respective heirs, representatives, successors and permitted assigns. The parties agree that this Restated Agreement shall survive the settlement or termination of the Award.

18.	Voluntary Participant	You acknowledge that you are voluntarily participating in the Plan.
19.	No Rights to Future Awards
Your rights, if any, in respect of or in connection with this Award or any other Awards are derived solely from the discretionary decision of the Company to permit you to participate in the Plan and to benefit from a discretionary future Award. By accepting this Award, you expressly acknowledge that there is no obligation on the part of the Company to continue the Plan and/or grant any additional Awards to you or benefits in lieu of other Awards even if Awards have been granted repeatedly in the past. All decisions with respect to future Awards, if any, will be at the sole discretion of the Committee.

20.	Future Value
The future value of the underlying Shares is unknown and cannot be predicted with certainty. If the underlying Shares do not increase in value after the Date of Award, the Award could have little or no value. If you obtain Shares under this Award, the value of the Shares acquired upon settlement may subsequently increase or decrease in value. Above, you have made certain representations regarding the present value of the Award as reflected on this Restated Agreement.

21.	No Advice Regarding Award
The Company has not provided any tax, legal or financial advice, nor has the Company made any recommendations regarding your participation in the Plan, or your acquisition or sale of the underlying Shares. Neither the Company, its controlling persons nor any person serving as an administrator of the Plan shall have any liability if the Award held fails to achieve its intended characterization under applicable tax law. You are hereby advised to consult with your own personal tax, legal and financial advisors regarding your participation in the Plan.

22.	No Right to Damages
You will have no right to bring a claim or to receive damages if any portion of the Award is cancelled or expires. The loss of existing or potential profit in the Award will not constitute an element of damages in the event of the termination of your Service for any reason, even if the termination is in violation of an obligation of the Company or a Parent or a Subsidiary or an Affiliate to you.

23.	Data Privacy
You hereby explicitly and unambiguously consent to the collection, use and transfer, in electronic or other form, of your personal data as described in this document by the Company for the exclusive purpose of implementing, administering and managing your participation in the Plan. You understand that the Company holds certain personal information about you, including, but not limited to, name, home address and telephone number, date of birth, social security or insurance number or other identification number, salary, nationality, job title, any shares of stock or directorships held in the Company, details of all Awards or any other entitlement to Shares awarded, cancelled, purchased, exercised, vested, unvested or outstanding in your favor for the purpose of implementing, managing and administering the Plan (“Data”). You understand that the Data may be transferred to any third parties assisting in the implementation, administration and management of the Plan, that these recipients may be located in your country or elsewhere and that the recipient country may have different data privacy laws and protections than your country. You authorize the recipients to receive, possess, use, retain and transfer the Data, in electronic or other form, for the purposes of implementing, administering and managing your participation in the Plan, including any requisite transfer of such Data, as may be required to a broker or other third party with whom you may elect to deposit any Shares acquired under the Plan.

24.	Other Information
You agree to receive shareholder information, including copies of any annual report, proxy statement and periodic report, from the Company’s website at www.lifevantage.com, if the Company wishes to provide such information through its website. You acknowledge that copies of the Plan, Plan prospectus, Plan information and shareholder information are also available upon written or telephonic request to the Committee and/or the Board.

25.	Further Assistance
You agree to provide assistance reasonably requested by the Company in connection with actions taken by you while providing services to the Company, including but not limited to assistance in connection with any lawsuits or other claims against the Company arising from events during the period in which you rendered service to the Company.

26.	Notice
All notices, requests, demands, claims, and other communications under this Restated Agreement shall be in writing. Any notice, request, demand, claim, or other communication under this Restated Agreement shall be deemed duly given if (and then two business days after) it is sent by registered or certified mail, return receipt requested, postage prepaid, and addressed to the intended recipient at the address set forth below the recipient’s signature to this Restated Agreement. Either party to this Restated Agreement may send any notice, request, demand, claim, or other communication under this Restated Agreement to the intended recipient at such address using any other means (including personal delivery, expedited courier, messenger service, telecopy, ordinary mail, or electronic mail), but no such notice, request, demand, claim, or other communication shall be deemed to have been duly given unless and until it actually is received by the intended recipient. Either party to this Restated Agreement may change the address to which notices, requests, demands, claims, and other communications hereunder are to be delivered by giving the other party notice in the manner set forth in this section.

In consideration of the Company granting you this Award, please acknowledge your agreement to fully comply with all of the terms and conditions described above and in the Plan and Plan prospectus by signing this Restated Agreement in the space provided in the cover sheet and returning it promptly to:
LIFEVANTAGE CORPORATION
Attention: Senior Vice President of Human Resources
9785 South Monroe Street, Suite 300
Sandy, UT 84070

APPENDIX A

The following Absolute Value Goal and Relative Value Goal examples are provided solely to illustrate the mechanics of the computational mechanics that apply to this Award.

Assume that the Target Stock Units for the Award is 100,000 Stock Units.

•	Per the Restated Agreement, 50,000 of the Target Stock Units (50%) relate to the Absolute Value Goal and 50,000 to the Relative Value Goal (50%).

•	The Maximum Number of Stock Units under the Award is 200,000 (or 100,000 for each of the Absolute Value and Relative Value Goals).

Assume further that for the Performance Period (calendar years 2016-2018) the Company TSR is 1.20 and the Relative TSR Multiple is 1.130.

Under the above assumptions, the total number of Stock Units that will vest and be settled if the Participant continues in Service through the end of the Performance Period is 146,000 Units, as follows:

The number of Stock Units that could become Performance-Based Vested where Company TSR is 1.20 would be 70,000 Stock Units.

•
This is determined by applying the following formula: the sum of (A) 100% (which is the Absolute Value Goal matrix percentage that corresponds to a Company TSR of 1.00) plus (B) the result obtained from ((1.20 – 1.00) divided by 0.25) with such quotient multiplied by 50%.  This produces a result of 40% for clause (B) which, when added to the 100% from clause (A), generates the total percentage of 140%.

•
Thus, the number of Stock Units for the Performance Period that are subject to the Absolute Value Goal vesting condition (50,000) is multiplied by 140% (and then rounded down to the nearest whole number) in order to determine how many of such Stock Units could become Performance-Based Vested.

The number of Stock Units that could become Performance-Based Vested where the Relative TSR Multiple is 1.13 would be 76,000 Stock Units.

•
This is determined by applying the following formula:  the sum of (A) 150% (which is the Relative Value Goal matrix percentage that corresponds to a Relative TSR Multiple of 1.125) plus (B) the result obtained from ((1.130 – 1.125) divided by 0.125) with such quotient multiplied by 50%.  This produces a result of 2% for clause (B) which when added to the 150% from clause (A) generates the total percentage of 152%.

•
Thus, the number of Stock Units for the Performance Period that are subject to the Relative Value Goal vesting condition (50,000) is multiplied by 152% (and then rounded down to the nearest whole number) in order to determine how many of such Stock Units could become Performance-Based Vested.

If the Participant experienced a Qualifying Termination on December 31, 2017 (or 2/3 of the way through the Performance Period), then after the end of the Performance Period, the above calculations would be conducted using a pro-rata number of Target Stock Units of 66,667 (2/3 of the Target Stock Units), of which 33,333 Stock Units (50%) relate to each of the Absolute Value Goal and the Relative Value Goal. Accordingly, the Participant would vest in 46,666 Stock Units for the Absolute Value Goal and 50,666 Stock Units for the Relative Value Goal, which Stock Units would be settled after the end of the Performance Period (in early 2019, when continuing employees’ Stock Units are settled).